Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, DC 20004

December 23, 2008

WisdomTree Trust

380 Madison Avenue

21st Floor

New York, NY 10017

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 20 to the Registration
Statement filed on Form N-1A under the Securities Act of 1933 (File No. 333-132380)

Ladies and Gentlemen:

We have acted as counsel to WisdomTree Trust (the “Trust”), a Delaware statutory trust, in connection with the above-referenced registration statement on Form N-1A (the “Registration Statement”) which relates to shares of beneficial interest, without par value of the following series of the Trust: the WisdomTree U.S. Current Income Fund, WisdomTree Dreyfus Brazilian Real Fund, WisdomTree Dreyfus Chinese Yuan Fund, WisdomTree Dreyfus Euro Fund, WisdomTree Dreyfus Indian Rupee Fund, WisdomTree Dreyfus Japanese Yen Fund, WisdomTree Dreyfus New Zealand Dollar Fund, WisdomTree Dreyfus South African Rand Fund and the WisdomTree Dreyfus Emerging Currency Fund (collectively, the “Shares”). This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective Amendment No. 20 to the Registration Statement (the “Amendment”) to be filed with the U.S. Securities and Exchange Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933 Act”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

In connection with this opinion, we have reviewed, among other things, executed copies of the following documents:

(a)	a certificate of the State of Delaware as to the existence and good standing of the Trust;

(b)	copies of the Trust’s Trust Instrument and all amendments and supplements thereto (the “Trust Instrument”);

(c)	a certificate executed by Richard Morris, Secretary of the Trust, certifying, and attaching copies of, the Trust’s Declaration of Trust and By-Laws (the “By-Laws”), and certain resolutions adopted by the Board of Trustees of the Trust authorizing the issuance of the Shares of the Fund; and

(d)	a printer’s proof of the Amendment.

In our capacity as counsel to the Trust, we have examined the originals or certified, conformed or reproduced copies of all records, agreements, instruments and documents as we have deemed relevant or necessary as the basis for the opinion hereinafter expressed. In all such examinations, we have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures, the authenticity of all original or certified copies, and the conformity to original or certified copies of all copies submitted to us as conformed or reproduced copies. As to various questions of fact relevant to such opinion, we have relied upon, and assume the accuracy of, certificates and oral or written statements of public officials and officers or representatives of the Trust. We have assumed that the Amendment, as filed with the U.S. Securities and Exchange Commission, will be in substantially the form of the printer’s proof referred to in paragraph (d) above.

Based upon, and subject to, the limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the Trust Instrument and By-Laws, and for the consideration described in the Registration Statement, will be legally issued, fully paid and non-assessable under the laws of the State of Delaware.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP